Exhibit 10.59

EXECUTION COPY

MUTUAL SEPARATION AND RELEASE AGREEMENT

This Mutual Separation and Release Agreement (the “Agreement”) is entered into as of January     , 2016, between Advance Auto Parts, Inc., (“Advance”) a Delaware corporation, its subsidiaries, predecessors, successors, affiliated corporations, companies and partnerships, and its current and former officers, directors, and agents (collectively, the “Company”) and Jimmie L. Wade (the “Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated January 1, 2012, and amended as of January 1, 2014, and January 1, 2015 (as amended, the “Employment Agreement”);

WHEREAS, the Company has delivered timely written notice to Employee of its desire not to extend the Employment Term in accordance with Section 1 of the Employment Agreement, and the Company and Executive and Employee have mutually agreed that the Employment Term will end effective as of midnight on January 2, 2016 (“Separation Date”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide to Employee, upon the termination of Employee’s employment under certain circumstances, the severance benefits and payments provided for in this Agreement to which Employee would not otherwise be entitled;

WHEREAS, Employee agrees to comply with certain covenants set forth in this Agreement in consideration for the compensation Executive has received from the Company, the confidential information and training provided by the Company, and the benefit of the Company’s goodwill to which Executive had access during Executive’s employment, and the severance benefits and payments provided for in this Agreement;

WHEREAS, the Company and Employee agree that certain provisions of the Employment Agreement survive the termination of Employee’s employment with the Company and, that in this Agreement, Employee and the Company reaffirm those provisions;

WHEREAS, capitalized terms not defined herein shall have the definitions provided in the Employment Agreement; and

WHEREAS, Employee is willing to accept the benefits and payments, and the Company is willing to pay the benefits and payments to Employee, provided for in this Agreement and each of Employee and the Company is willing to comply with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Recitals. The parties hereto agree that the foregoing recitals in this Agreement are true and accurate and are incorporated herein.

2.Separation Payments / Benefits. If Employee executes and does not revoke this Agreement, in full discharge of any obligations to Employee under the Employment Agreement or otherwise, the Company shall provide to Employee and Employee accepts from the Company the following:

(A)     Cash Payment. The Company shall pay Employee a cash payment, less applicable taxes and deductions, in the amount of $300,000.00 (the “Termination Salary Payment”), and

(B)    Medical Coverage. The Company shall provide Employee, Employee’s spouse and/or eligible dependents with medical, dental and vision insurance benefits for three hundred sixty-five (365) days from the Separation Date or until such time as Employee is eligible for group health coverage under another employer’s plan, whichever occurs first. In order to trigger the Company’s obligation to provide health care continuation benefits, Employee must elect continuation coverage required pursuant to the Consolidation Omnibus Budget Act of 1985, as amended (“COBRA”), upon such eligibility. The Company’s obligation shall be satisfied solely through the payment of Employee’s COBRA premiums during the 365-day period, but only to the extent that such premiums exceed the amount that would otherwise have been payable by Employee for coverage of Employee and the Employee’s spouse and/or eligible dependents that were covered by the Company’s medical, dental, and vision insurance programs at the time of Employee’s termination of employment had the Employee continued to be employed by the Company. The Employee shall pay Employee’s portion of these COBRA premiums directly to the Company’s COBRA administrator, by required deadline, or face termination of COBRA coverage due to late/non-payment. The premium amounts paid by the Company towards such COBRA coverage will be treated as income to Employee. In the event that the Medical Coverage to be provided pursuant to this Section 2(B) would otherwise be exhausted prior to the time that Employee has reached age 65, Employee may elect to extend the Medical Coverage until he reaches age 65 so long as Employee pays to the Company’s COBRA administrator, on an after-tax basis, an amount equal to the COBRA premium in effect at the time of such extended Medical Coverage.

(C)    Timing of Payments. The Termination Salary Payment will be paid in one lump sum, less applicable taxes and deductions, within forty-five (45) days from the Separation Date, provided that Employee executes this Agreement and does not revoke it within the applicable revocation period described in Section 26 below.

(D)    No Deferral or Matching Contributions. Payments made to Employee under Section 2 of this Agreement will not be eligible for deferral or matching contributions under any pension or benefit plan.

(E)    Final Payment of Benefits. Notwithstanding anything herein to the contrary, this Agreement is intended to be operated so that the payment of the benefits set forth in this Section 2 shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing, in the event that the

Company reasonably determines that any amounts that become payable under this Section 2 fail to be exempt from the requirements of Code Section 409A, then the payment of such amounts shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be accelerated, delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. With the exception of Medical Coverage described in Subsection 2(B) of this Agreement, all benefits set forth in this Section 2, as applicable, that have not been paid to Employee as of March 10, 2016 shall be paid to Employee on March 15, 2016.

3.Earned and Accrued Payments. The foregoing notwithstanding, the Employee shall be paid all amounts that have already been earned and accrued as of the Separation Date, in accordance with Section 4(l) of the Employment Agreement. These payments shall be paid promptly, but no later than the date required by law, after the Separation Date in accordance with the governing policies and applicable law.

4.Entire Obligation. Except as provided in Sections 5 through 12 of this Agreement, following the Separation Date, Employee will have no further obligation to provide services to the Company. Except for (i) the Payments outlined in Sections 2 and 3 above, (ii) all rights, whether vested as of the date hereof, that Employee may have under the Company’s welfare, retirement and other plans and programs in which Employee was participating at the Separation Date, or which are vested or may become vested after the date hereof pursuant to the terms and conditions of the LTI Plans and underlying award agreements with respect to equity awards previously made to Employee, (iii) all continuing rights Employee may have under the Employment Agreement, and (iv) all rights Employee may have following his Separation Date under the Company’s Certificate of Incorporation and Bylaws, any applicable Company insurance and any indemnity agreements to which Employee is a party which provide for indemnification, insurance or other, similar coverage for Employee with respect to his actions or inactions as an officer, employee and/or member of the Board, or as expressly required under applicable law, Employee shall not be entitled to any other compensation or benefits from the Company or hereunder after his Separation Date.

5.Release and Waiver. Employee for himself, his heirs, executors, administrators and assigns, hereby knowingly, voluntarily and unconditionally RELEASES, WAIVES AND FOREVER DISCHARGES the Company and its parents, subsidiaries, affiliates, successors and assigns (jointly and severally, “Related Entities”), and each of the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors, representatives and shareholders, in each case, solely in their respective capacities as such (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof), from any and all obligations, claims, demands, liabilities, judgments, causes of action, suits at law or in equity, in tort, contract, by statute or on any other basis, related to Employee’s employment with the Company; termination of Employee’s employment or circumstances related thereto; any and all injuries, losses or damages to Employee, including any claims for compensation and/or benefits, compensatory, punitive or other damages, attorney’s fees, expenses, reimbursements or costs of any kind; any and all claims relating to the conduct of any current and former officer, director, employee, member, manager, agent, independent contractor or representative of the Company or its Related Entities; and any and all matters, transactions or things occurring prior to the date of this Agreement, including any and all possible claims, known or unknown, which could have been asserted against the Company, its Related Entities, or the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors or representatives in each case, solely in their respective capacities as such. This release and waiver includes, but is not limited to, any and all claims, demands, rights and/or causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Older Workers’ Benefit Protection Act, the Workers Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act or any other federal, state, or local statute or ordinance or any other claims, whether statutory or based on common law.

Nothing in this Agreement is intended to: (1) constitute an unlawful waiver of any of Employee’s rights under any laws; (2) waive Employee’s right to file an administrative charge with any administrative agency under applicable law, or participate in any agency investigation, although Employee does waive and release his right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (3)  prohibit Employee from providing truthful testimony, if under subpoena or court order to do so, or otherwise required by applicable law. Furthermore, the Company acknowledges and agrees that by entering into the foregoing release contained in this Section 5, Employee is not intending to, and does not, release the Company or any Related Entity from performance of its obligations under, and it not intending to, and does not, waive any of Employee’s rights under, this Agreement.
6.Cooperation. For a period of one (1) year immediately following the Separation Date, Employee agrees to be reasonably available to assist the Company and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving the Company as to which Employee has knowledge or information that is relevant to such matters. The Company will reimburse Employee for all associated reasonable costs of travel.

7.Confidential Information. Employee agrees to hold any Confidential Information of the Company or its Related Entities in strictest confidence, and not to use or to disclose to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior written authorization of the Company, except as may otherwise be required by law or legal process. Employee agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or its Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or its Related Entities on whom Employee called, with whom Employee dealt or with whom Employee became acquainted during the term of Employee’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Employee or disclosed to Employee by the Company or its Related Entities or any other person or entity during the term of Employee’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or its Related Entities or otherwise. Employee also recognizes that the Company and its Related Entities have received from third parties their confidential or proprietary information subject to a duty on the part of the Company or its Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it in any manner after the Separation Date. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise or (B) otherwise becomes available to the public through no act or omission of Employee.

8.Return of Company Property. Employee agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee or others, in each case with respect to the Company’s business, pursuant to or during Employee’s employment with the Company or otherwise are the property of the Company or its Related Entities and their respective successors or assigns. Employee will return all Company property to the Company or to the Company’s designee by the Separation Date and will not keep in Employee’s possession, recreate or deliver said property to anyone else. Employee further agrees to sign and deliver the “Separation Certification” attached hereto as Exhibit A within fifteen (15) calendar days from the Separation Date.

9.Non-Disparagement. Employee agrees that for a period of one (1) year following the Separation Date, the Employee will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes material adverse impact to the Company or its Related Entities.

10.Notification of New Employer. Employee hereby grants consent to notification by the Company to Employee’s new employer (whether Employee is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, executive, volunteer or manager) about Employee’s Loyalty obligations specified under the Employment Agreement.

11.Non-Interference. Employee covenants and agrees that, for a period of one (1) year immediately following the Separation Date, Employee shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of Employee or any other person or entity, Interfere with the Company or any of its Related Entities.

(A)    For purposes of this Agreement, “Interfere” shall mean (A) to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of the Company or any of its

Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities.

(B)    This provision shall only apply to those employees, independent contractors, customers or suppliers of the Company or Related Entities who were such at any time within twelve (12) months prior to the Separation Date.

12.Covenants Not to Compete.

(A)    Non-Competition. Employee covenants and agrees that for a period of one (1) year immediately following the Separation Date (the “Non-Compete Period”), Employee will not, directly or indirectly:

(1)     own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of a Restricted Company; or

(2)     engage or participate as an employee, director, officer, manager, employee, partner, independent contractor, consultant, technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company without the prior written disclosure by Employee and the written consent of the Company as provided in Section 12(C) below.

(B)    Restricted Companies. For purposes of this Agreement, the term “Restricted Companies” means Autozone, Inc., O’Reilly Automotive, Inc., Pep Boys, Genuine Parts Company and/or NAPA Auto Parts, Uni-select, Inc. and members of the Uni-select Network, Firsher Auto Parts and Parts Depot, Inc. and any successor, affiliate or subsidiary of any of the foregoing.

(C)     Association with Restricted Company. In the event that Employee intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, executive, or director) with any Restricted Company during the Non-Compete Period, Employee must provide information in writing to the Company relating to the activities proposed to be engaged in by Employee for such Restricted Company. In the event that the Company consents in writing to Employee’s engagement in such activity, the engaging in such activity by Employee shall be conclusively deemed not to be a violation of this Section 12. Such consent, if given, is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of Employee or other similarly bound employees.

13.Clawback. In the event that Employee materially violates Sections 9, 11 and/or 12, and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, Employee agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation Employee shall repay to the Company a portion of $750,000.00 equal to a fraction, the numerator of which is the number of days left in the applicable period under Sections 9, 11 or 12, and the denominator of which is the total number of days in the applicable period under such Section. In the event that Employee materially violates Sections 7 and/or 8, and does not cure such violation (if it can be cured) within five (5)

days after written notice of such failure, Employee agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation Employee shall repay to the Company a portion of $750,000.00 equal to a fraction, the numerator of which is the number of days left in the one (1) year period immediately following the termination and the denominator of which is 365. Employee further agrees that such repayment obligation shall constitute liquidated damages and the Company further agrees that it shall have no other right to damages under this Agreement or at law with respect to breaches of Sections 7, 8, 9, 11 and/or 12, but the Company shall have the right to seek equitable relief pursuant to Section 14 hereunder. Notwithstanding anything to the contrary herein, the Employee acknowledges that the Company Incentive Compensation Clawback Policy is and shall remain in full force and effect following the Separation Date and any “incentive compensation” provided for in this Agreement will be subject to the terms and conditions of such policy.

14.Specific Enforcement; Remedies Cumulative.
Employee acknowledges that the Company and its Related Entities, as the case may be, will be irreparably injured if the provisions of Sections 7, 8, 9, 11 and 12 hereof are not specifically enforced and Employee agrees that the terms of such provisions (including without limitation the periods set forth in Sections 9, 11 and 12) are reasonable and appropriate. If Employee commits or, in the reasonable belief of the Company, threatens to commit, a breach of any of the provisions of Sections 7, 8, 9, 11 or 12 hereof, the Company and/or its Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Sections 7, 8, 9, 11 or 12 hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or its Related Entities and that money damages will not provide an adequate remedy therefor. Such injunction shall be available without the posting of any bond or other security, and Employee hereby consents to the issuance of such injunction.

15.Re-Set of Period for Non-Competition and Non-Interference. In the event that a legal or equitable action is commenced with respect to any of the provisions of Sections 9, 11 or 12 hereof and Employee has not complied, in all material respects, with the provisions in such sections with respect to which such action has been commenced, then the one-year period, as described in such sections not so complied with by Employee shall be extended from its original expiration date, day-for-day, for each day that Employee is found to have not complied, in all material respects, with such sections.

16.Jurisdiction and Venue. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS AGREEMENT AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE COMMONWEALTH OF VIRGINIA, THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF ROANOKE, VIRGINIA, OR THE STATE COURTS OR THE COURTS OF

THE UNITED STATES OF AMERICA LOCATED IN ANY MUNICIPALITY WHEREIN AN OFFICE OF THE COMPANY IS LOCATED, IN WHICH OFFICE EMPLOYEE WAS PHYSICALLY PRESENT WHILE RENDERING SERVICES FOR THE COMPANY AT ANY TIME DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING EMPLOYEE’S SEPARATION DATE.

17.Waiver of Jury Trial. EMPLOYEE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EMPLOYEE, AND EMPLOYEE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EMPLOYEE’S OWN FREE WILL, AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

18.Successors and Assigns. This Agreement shall be binding and upon and inure to the benefits of the respective heirs, legal representatives, executors, administrators, assigns and successors in interest of each of the parties.

19.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws.

20.Reasonableness of Terms and Covenants. Employee acknowledges that the Company would not have agreed to enter into this Agreement with Employee unless Employee agreed to comply with the terms contained herein including, but not limited to, Sections 5 through 16 above. Accordingly, Employee further agrees that the terms and covenants set forth in numbered Sections 5 through 17 above are reasonable and necessary to protect the legitimate business and other interests of the Company.

21.Reliance. In accepting the terms of this Agreement, Employee understands and agrees that Employee is relying wholly on Employee’s own judgment, belief, and knowledge and/or that of Employee’s attorneys and advisors regarding this Agreement and the matters and occurrences in question. Employee has not been influenced to any extent whatsoever in entering this Agreement by representations or statements made by any person, firm or entity hereby released, or by persons representing or acting for them or on their behalf employed. Employee’s decision to sign this Agreement is entirely voluntary and with full understanding of its consequences and without being coerced or threatened with retaliation of any sort. Employee has been given ample opportunity to ask questions, consider, read, review and analyze this Agreement and Employee acknowledges that Employee fully understands its terms and conditions.

22.Entire Agreement. This Agreement, in conjunction with each of the Employee’s outstanding equity award agreements and the surviving portions of the Employment Agreement, contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements. This Agreement may only be modified by an instrument in writing signed by the Company and the Employee.

23.Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
If to the Company:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: General Counsel

With a copy to:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: President

If to the Employee:
Jimmie L. Wade

24.Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

25.Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party must be in writing and shall not operate or be construed to be a waiver of a similar or dissimilar condition or provision at the same time or any prior or subsequent time.

26.Certain Rights Under The Age Discrimination in Employment Act. Employee acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, Employee specifically agrees that Employee is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, Employee acknowledges that Employee understands that:

(A)    Employee read this Agreement in its entirety. Employee understands all of the terms of this Agreement and Employee knowingly and voluntarily assents to all of the terms and conditions contained herein, including without limitation, the waiver and release, and Employee acknowledges and agrees that Employee’s waiver of rights or claims arising under the ADEA is in writing and is understood by Employee;

(B)    Employee is not waiving any claims for age discrimination under the ADEA that may arise after the date Employee signs this Agreement and Employee is not waiving vested benefits if any;

(C)    Employee is waiving rights or claims for age discrimination under the ADEA in exchange for the Separation Payment described in Section 2 above, which is in addition to anything of value to which Employee is already entitled; and

(D)    Employee was advised to consult with and has had an opportunity to consult with an attorney before signing this Agreement.

Employee has twenty-one (21) calendar days from date of receipt of this Agreement to consider this Agreement. If Employee does not sign this Agreement and return it to the Company within twenty-one (21) calendar days of receipt, it will be null and void. Employee also understands that Employee may sign and return this Agreement prior to the expiration of the twenty-one (21) calendar day period. Employee acknowledges and agrees that if Employee decides to sign and return this Agreement before the full twenty-one (21) day period has elapsed, this is a decision made by Employee voluntarily and Employee freely and knowingly has chosen not to wait at least twenty-one (21) days to sign the Agreement. After Employee has read and understands the contents of this Agreement, Employee agrees to acknowledge acceptance by signing in the space indicated below, and to return the Agreement by hand delivery or by certified mail, postage prepaid, return receipt requested, to the Executive Vice President, Human Resources and General Counsel, Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012. Employee further understands that Employee has seven (7) calendar days after signing this Agreement in which to revoke it with notice to the Company in writing. This Agreement will not become effective until after this revocation period has passed.

IN WITNESS WHEREOF, the Company and Employee have executed this Separation and Release Agreement as of the dates listed below.

Advance Auto Parts, Inc.

Date: _________________ By: _____________________________(SEAL)

Tammy Moss Finley
Executive Vice President, Human Resources,
General Counsel and Corporate Secretary

Employee

Jimmie L. Wade

Date: __________________            Signature: ________________________________

EXHIBIT A

SEPARATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have, to the best of my knowledge, complied with all the current terms of my Separation and Release Agreement with the Company.

Date: _____________                ________________________________
Jimmie L. Wade

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EXHIBIT B

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

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